                     WORLD MONITOR TRUST
                    Series B and Series C
                    Prospectus Supplement

        THIS SUPPLEMENTS THE PROSPECTUS DATED APRIL 19, 2000.

This Supplement contains certain information which modifies and/or updates information set forth in the prospectus, including:

--Introduction.  See page 2.
--Replacement of Series C Advisor.  See page 2.
--Revised Projected Twelve-Month Break-Even Analysis. See page 2. --Past Performance of the Trust. See page 4.
--Past Performance of Series B.  See page 5.
--Past Performance of Series C.  See page 7.
--Series B.  See page 9.
--Series C.  See page 17.
--Description of the Trust, Trustee, Managing Owner and Affiliates.
  See page 26.
--Fees and Expenses.  See page 31.
--Summary of Agreements.  See page 31.

        THE PROSPECTUS AND THIS SUPPLEMENT SHOULD BE DELIVERED
                      AND READ AS ONE DOCUMENT.

            The date of this Supplement is December 1, 2000

                        INTRODUCTION

Unless noted herein, the disclosure in the prospectus remains materially accurate. Unless otherwise defined, all capitalized terms have the same meaning in this Supplement as they do in the prospectus. Unless otherwise stated herein, page numbers referred to herein refer to pages of this Supplement.

                 REPLACEMENT OF SERIES C ADVISER

Northfield Trading L.P. (referred to as Northfield
Trading) has been retained as the new trading adviser for Series C, and began trading the Series C assets
November 13, 2000.  All references in the prospectus to Hyman
Beck are hereby superceded.

        REVISED PROJECTED TWELVE-MONTH BREAK-EVEN ANALYSIS

The Projected Twelve-Month Break-Even Analysis on page 14 of the prospectus (including the introduction thereto and the accompanying footnotes) is replaced in its entirety with the revised Projected Twelve-Month Break-Even Analysis on the following page.

           Projected Twelve-Month Break-Even Analysis

The following is the projected twelve-month break-even analysis for each series after taking into account all fees and expenses (other than advisory incentive fees and extraordinary expenses which are impossible to predict). This analysis is expressed both as a dollar amount and as a percentage of a $5,000 initial investment:

                            SERIES B                SERIES C
Description of
Charges             Dollar        Percentage     Dollar        Percentage
                    Break-Even    Break-Even     Break-Even    Break-Even
Brokerage Fees      $  387.50     7.75%          $  387.50     7.75%
Advisory Management
 Fees               $  100.00     2.00%          $  100.00     2.00%
Advisory Incentive
 Fees(1)                 -            -               -           -
Total               $  487.50     9.75%          $  487.50     9.75%
Less Estimated
 Interest
 Income(2)          ($325.00)     (6.50%)        ($325.50)     (6.50%)
Estimated 12-Month
 Break-Even Level
 Without Redemption
 Charges(3)(5)      $  162.50     3.25%           $  162.50    3.25%
Redemption
 Charges(4)         $  150.00     3.00%           $  150.00    3.00%
Estimated 12-Month
 Break-Even Level
 After
 Redemption
 Charges(5)         $  312.50     6.25%           $  312.50    6.25%
_________________
1. Advisory incentive fees are only paid on new high net trading profits. New high net trading profits are determined after deducting brokerage and advisory management fees and do not include interest income. Each series could pay advisory incentive fees in years in which the series breaks even, or even loses money, due to the quarterly, rather than annual, nature of such fees. However, Series
C will not pay any advisory incentive fees until Northfield Trading recoups $3,557,091 in losses incurred by Series C under the previous trading advisor.

2. Each series is credited with 100% of the interest income earned on that series' assets, currently estimated to be 6.50% per annum.

3. A redemption fee of 4% is assessed on an interest redeemed on or before the end of the sixth full month after the effective date of its purchase. A redemption fee of 3% is assessed on an interest redeemed after the end of the sixth, but on or before the end of the 12th, full month after its purchase. Redemption fees are not charged if you effect an exchange or if you invest your redemption proceeds concurrently in another fund sponsored by the managing owner.

4. Because this break-even analysis is a 12-month computation, only the 3% redemption fee, which is imposed at the end of the 12-month period, is used.

5. If this break-even analysis was separately computed for a $2,000 initial IRA account investment, the break-even percentages of 3.25% (without redemption charges) and 6.25% (after redemption charges) would be equally applicable to that investment.

             PAST PERFORMANCE OF THE TRUST

Set forth hereafter in summary form is the actual performance of each of Series B and Series C from the start of trading on June 10, 1998 through October
31, 2000, along with a discussion and analysis by the managing owner of each series' performance.

The information in the capsules has not been audited. However, the managing owner represents and warrants that the capsules are accurate in all material respects. It should not be assumed that each series will experience results in the future that are comparable to the results experienced to date.


   PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

                Past Performance Of Series B

      Capsule Performance of World Monitor Trust - Series B
          Commodity Trading Advisor: Eclipse Capital

                        Rates of Return
                  (Computed on a Daily Basis)
Month         2000          1999         1998
January       0.59%         (2.50)%
February      (6.62)        3.03
March         2.93          2.68
April         (4.86)        4.37
May           4.50          0.28
June          (3.63)        2.74         (2.22)%
July          (6.22)        1.83         (3.63)
August        (2.74)        1.00         10.80
September     (7.08)        1.48         4.94
October       (0.99)        (4.36)       1.18
November                    (0.95)       (2.31)
December                    (0.96)       3.39
Annual/YTD    (22.28)%      8.62%        11.98%

Name of Pool:           World Monitor Trust - Series B

Type of Pool:           Publicly-Offered

Start Date:             June 1998

Aggregate
 subscriptions:         $29,241,361 (as of October 31, 2000)
Current net asset
 value per interest:    $94.53 (as of October 31, 2000)

                        "Draw-down" means losses experienced by World Monitor Trust - Series B over a specified period.

Largest monthly
 draw-down:             (7.08)%  September 2000
                        "Largest monthly draw-down" means the greatest percentage decline in Net Asset Value due to losses sustained by World Monitor Trust -
                        Series B from the beginning to the end of a calendar month.

Largest peak-to-valley
 draw-down:             (27.08)%  October 1999 to October 2000
                        "Largest peak-to-valley draw-down" means the greatest cumulative percentage decline in month-end Net Asset Value of World Monitor
                        Trust - Series B due to losses sustained during a period in which the initial month-end
                        Net Asset Value of World Monitor Trust - Series B is not equaled or exceeded by a subsequent month-end
                        Net Asset Value of World Monitor Trust - Series B.

                        "Rate of Return" is calculated daily by dividing net performance by beginning equity. The daily returns are then compounded to arrive at the rate of return for the month, which is in turn compounded to arrive at the rate of return for the year to date.

       Past Performance Is Not Necessarily Indicative Of Future Results

As of October 31, 2000, gross sales of, and exchanges into, Series B limited interests since
Series B interests were first offered were $28,953,967.
The managing owner has contributed $287,394 for its interests. Redemptions of Series B limited interests from June 10, 1998 (commencement of operations) through
October 31, 2000 were $11,787,303.  As of October 31, 2000,
Series B reported a net asset value of $94.53, a decrease of 5.47% from the initial net asset value of $100.00. The
MAR Fund/Pool Qualified Universe Index return for the June 1998 through October 31, 2000 period was 4.40%. The
MAR Fund/Pool Qualified Universe Index is the dollar weighted, total return of all commodity pools tracked by Managed Account Reports ("MAR").

Management's Discussion And Analysis Of Financial
Condition And Results Of Operations - Series B

Please turn to page 26 of the prospectus for Management's Discussion And Analysis Of Financial
Condition And Results Of Operations for Series B for the period from June 10, 1998, the commencement of operations, through December 31, 1998.

Series B filed quarterly reports on Form 10-Q with the Securities and Exchange Commission (the "SEC") for the quarterly periods ended March 31, 2000, June 30, 2000 and September 29, 2000 on May 12, 2000,
August 14, 2000 and November 13, 2000,
respectively. Each of these quarterly reports contained a "Management's Discussion And Analysis Of
Financial Condition And Results Of Operations" section for the applicable period. Each quarterly report can be viewed on the SEC's internet website, located on the internet at www.sec.gov, by following the instructions to retrieve documents from the EDGAR Archives section of the EDGAR database. Enter the number 0001051823 as the search keywords in the searchable index, and then click on the desired quarterly report. If you do not have access to the internet, or prefer not to retrieve a specific filing off of the internet, a copy of each quarterly report can be requested from the SEC by calling the SEC's Public Reference Office at 202-942-8090.

                Past Performance Of Series C
      Capsule Performance of World Monitor Trust - Series C*

                       Rates of Return
                (Computed on a Daily Basis)

Month         2000          1999         1998
January       0.13%         (1.46)%
February      (14.56)       2.83
March         (8.87)        (0.61)
April         1.87          5.32
May           (6.38)        0.59
June          (6.08)        0.98         (3.42)%
July          0.57          (0.27)       (2.43)
August        0.58          (1.78)       9.27
September     0.53          (1.88)       2.84
October       0.59          (8.29)       (0.80)
November                    (1.82)       (6.70)
December                    (1.22)       6.33
Annual/YTD    (28.57)%      (7.90)%      4.22%

* Northfield Trading did not begin trading the Series C assets until November 13, 2000.
The past performance of Series C shown in this capsule is attributable to the previous trading advisor, which ceased trading the Series C assets as of June 7, 2000. From June
7 until November 12, 2000, the Series C assets earned interest at the 13-week U.S.
Treasury bills discount rate while Series C replaced the prior trading advisor.

Name of Pool:              World Monitor Trust - Series C

Type of Pool:              Publicly-Offered

Start Date:                June 1998

Aggregate
 subscriptions:            $23,407,166  (as of October 31, 2000)
Current net asset
 value per interest:       $68.56  (as of October 31, 2000)

                           "Draw-down" means losses experienced by
                           World Monitor Trust - Series C over a specified period.

Largest monthly
 draw-down:                (14.56)%  February 2000

                           "Largest monthly draw-down" means the greatest percentage decline in net asset value due to losses sustained by World
                           Monitor Trust - Series C from the beginning to the end of a calendar month.

Largest peak-to-valley
 draw-down:                (40.30)%  July 1999 to June 2000

                           "Largest peak-to-valley draw-down" means the greatest cumulative percentage decline in month-end Net Asset Value of World Monitor
                           Trust - Series C due to losses sustained during a period in which the initial month-end Net
                           Asset Value of World Monitor Trust - Series
                           C is not equaled or exceeded by a subsequent month-end Net Asset Value of World
                           Monitor Trust - Series C.

                           "Rate of Return" is calculated daily by dividing net performance by beginning equity. The daily returns are then compounded to arrive at the rate of return for the month, which is in turn compounded to arrive at the rate of return for the year to date.

      Past Performance Is Not Necessarily Indicative Of Future Results

Series C began trading on June 10, 1998 under the direction of Hyman Beck. As of June 7, 2000, Hyman
Beck ceased to be the trading advisor for Series
C, and from that date through November 12, 2000 the Series C assets earned interest at the 13-week U.S.
Treasury bills discount rate. The managing owner retained Northfield Trading as the new trading advisor for Series C, and Northfield Trading began trading the Series C assets on November 13, 2000.

As of October 31, 2000, gross sales of, and exchanges into, Series C limited interests since
Series C interests were offered were $23,150,369. The managing owner has contributed $256,797 for its interests. Redemptions of Series C limited interests from June 10, 1998 (commencement of operations) through
October 31, 2000 were $7,395,746.  As of October 31, 2000,
Series C reported a net asset value of $68.56, a decrease of 31.44% from the initial net asset value of $100.00. (As previously discussed on page 6, the MAR Fund/Pool
Qualified Universe Index return, as tracked by MAR, for the June 1998 through October 31, 2000 was 4.40%.)

Management's Discussion And Analysis Of Financial
Condition And Results Of Operations - Series C

Please turn to page 30 of the prospectus for Management's Discussion And Analysis Of Financial
Condition And Results Of Operations for Series C for the period from June 10, 1998, the commencement of operations, through December 31, 1998.

Series C filed quarterly reports on Form 10-Q with the Securities and Exchange Commission (the "SEC") for the quarterly periods ended March 31, 2000, June 30, 2000 and September 29, 2000 on May 12, 2000,
August 14, 2000 and November 13, 2000,
respectively. Each of these quarterly reports contained a "Management's Discussion And Analysis Of
Financial Condition And Results Of Operations" section for the applicable period. Each quarterly report can be viewed on the SEC's internet website, located on the internet at www.sec.gov, by following the instructions to retrieve documents from the EDGAR Archives section of the EDGAR database. Enter the number 0001051824 as the search keywords in the searchable index, and then click on the desired quarterly report. If you do not have access to the internet, or prefer not to retrieve a specific filing off of the internet, a copy of each quarterly report can be requested from the SEC by calling the SEC's Public Reference Office at 202-942-8090.

    PLEASE TURN TO PAGES 17 TO 20 FOR A DESCRIPTION OF
    NORTHFIELD AND ITS PRINCIPALS AND TRADING PROGRAMS
  AND TO PAGE 21 TO 24 FOR ITS PERFORMANCE RECORD FOR ALL
   ACCOUNTS UNDER ITS MANAGEMENT FOR THE PAST FIVE YEAR

                       SERIES B

Eclipse Capital is allocated 100% of the Series B assets. The following updates the information found under this heading on pages 33 to 42 of the prospectus.

Eclipse Capital and its Principals.

Eric S. Goodbar is no longer with Eclipse Capital.

Gregg H. Byers is Executive Vice President with primary responsibility for corporate, administrative and business development operations within the firm.
He holds a BS degree in Finance from Northern Illinois University and an MBA in Finance from Roosevelt
University in Chicago. Following eight years with Continental Illinois National Bank, Mr. Byers joined Bank of America, where he served from 1977 to 1988 in a progression of senior-level posts: Vice President and Regional
Office Manager in Chicago; Executive Director-Securities Sales and Eurobond New Issue Syndicate Manager, based in
London; and Vice President and National Sales Manager, based in San Francisco. From 1988 to 1990, he was Vice President and Regional Office Manager for Chemical Securities, Inc. in Chicago. From May 1990 to
December 1998, he served as President of BA
Futures, Inc., the global futures brokerage subsidiary of BankAmerica. Mr. Byers joined Eclipse Capital in
April 2000.

Global Monetary Program Contracts And Markets
EUREX DAX
EUREX Euribor
EUREX Euro Bund
EUREX Euro Bobl
EUREX Euro Schatz

HKFE Hang Seng

LIFFE Short Sterling
LIFFE Long Gilt
LIFFE Euroswiss
LIFFE FTSE 100
LIFFE Euribor
LIFFE Japanese Government Bond

LME Copper
LME Aluminum
LME Zinc
LME Nickel

MONEP CAC 40

MONT Canadian Bond
MONT Canadian Bank Bills

OSE Nikkei


SFE Australian Bank Bills
SFE Australian 3-Year Bond
SFE Australian 10-Year Bond
SFE All-Ordinaries

SIMEX Euroyen
SIMEX Nikkei
SIMEX Japanese Bond

TIFFE Euroyen

TSE Japanese Bond

CBOT US 30-Year Bond
CBOT US 10-Year Note
CBOT US 5-Year Note
CBOT US 2-Year Note

CME Eurodollar
CME S&P 500
CME Mini S&P 500
CME NASDAQ 100

COMEX Gold
COMEX Silver

NYMEX Crude Oil
NYMEX Natural Gas
NYMEX Heating Oil
NYMEX Unleaded Gas

IPE brent crude oil


Australian Dollar
British Pound
Canadian Dollar
Euro
New Zealand Dollar
Japanese Yen
Swiss Franc
Aus Dollar/Japanese Yen
Aus Dollar/New Zealand Dollar
British Pound/Japanese Yen
British Pound/Swiss Franc
Euro/British Pound
Euro/Japanese Yen
Swiss Franc/Japanese Yen

Volume of Trading for Eclipse Capital Contracts and Markets

Following is a bar graph showing the sectors that are traded by Eclipse Capital as of October 31, 2000.
Investor funds are exposed to these sectors in approximately the percentage allocations stated.
Actual allocations will change as market conditions and trading opportunities change, and it is likely that the targeted risk allocations may vary for Series B during future periods.

Global Monetary Program Allocation:

Interest Rate Instruments      40%
Currencies                     30
Stock Indices                  10
Precious & Base Metals         10
Energy Products                10
Total                         100%


           (GRAPH)
PLEASE TURN TO THE FOLLOWING PAGE

Eclipse Capital's Past Performance For All Of Its Clients

Capsule summaries B(1) through B(4) contain actual performance for the periods indicated.

     PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Global Monetary Program
The following is a capsule summary of the (estimated) past performance for Eclipse Capital's
Global Monetary Program, the program pursuant to which Series B assets are traded, as of October 31, 2000.

As of October 31, 2000
Name of CTA:               Eclipse Capital

Program:                   Global Monetary Program

Start Date:                April 1986 (All trading by Eclipse Capital)
                           August 1990 (Eclipse Capital Global Monetary
                            Program)

No. Accounts:              20

Aggregate $$:
  All Programs:            $271,807,537 (All Programs excluding Notional)
                           $296,241,970 (All Programs including Notional)

  $$ in this Program:      $271,807,537 (Global Monetary Program excluding
                            Notional)
                           $296,241,970 (Global Monetary Program including
                            Notional)

Largest monthly
 draw-down:                (10.67)%   April 1998

                           "Largest monthly draw-down" means the greatest decline in month-end Net Asset Value due to losses sustained by a global monetary program on a composite basis or an individual account for any particular month.

Largest peak-to-valley
 draw-down:                (23.93)%  October 1999 to October 2000

                           "Largest peak-to-valley draw-down" means the greatest cumulative percentage decline in month-end Net Asset Value due to losses sustained by a global monetary program on a composite basis or an individual account during any period in which the initial month-end Net Asset
                           Value is not equaled or exceeded by a subsequent month-end asset value.

Closed Accounts:           Profitable      =     21
                           Unprofitable    =     17

        CAPSULE B(1) - ECLIPSE CAPITAL GLOBAL MONETARY PROGRAM
                  MONTHLY/ANNUAL RATES OF RETURN

MONTH         2000       1999       1998       1997      1996    1995
           (10 months)
January       0.87%      (2.57)%    1.66%      2.07%     5.45%   (2.28)%
February     (6.10)       3.27     (3.12)     (0.41)    (0.07)    1.19
March         3.29        2.92     (0.63)      1.67     (0.30)    4.52
April        (4.25)       4.64    (10.67)     (4.93)     5.58     0.84
May           4.53        0.44      2.81       4.01      1.96     8.09
June         (3.28)       3.12     (2.19)      0.34      0.11    (2.34)
July         (6.56)       2.35     (3.46)      8.80      0.58     1.04
August       (1.57)       1.49     13.15      (2.21)     3.04     6.80
September    (7.34)       1.50      6.02       5.00      2.77    (0.57)
October      (0.70)      (4.30)     1.78      (0.78)     3.51     0.34
November                 (0.45)    (2.33)     (1.63)     7.03     2.16
December                 (0.37)     3.79       3.66     (2.19)   (0.64)
ANNUAL YTD  (19.85)%     12.30%     5.03%     15.93%    30.68%   20.21%

      Past Performance Is Not Necessarily Indicative Of  Future Results

Eclipse Capital's Supplemental Performance Information

Capsules B(2) through B(4) represent the customer accounts traded by Eclipse Capital pursuant to different trading strategies from those to be utilized by Series B.

    PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Global Yield Program
(Not open to new investment)

Name of commodity
 trading advisor:       Eclipse Capital

Program:                Global Yield Program

Start Date:             April 1986    (All trading by Eclipse Capital)
                        August 1992 (Eclipse Capital Global Yield Program)

No. Accounts:           0

Aggregate $$:           $271,807,537 (All Programs excluding Notional)
  All Programs:         $296,241,970 (All Programs including Notional)

  $$ in this Program:   $0 (Global Yield Program including National)

Largest monthly
 draw-down:             (7.47)% April 1998

                        "Largest monthly draw-down" means the greatest decline in month-end net asset value due to losses sustained by a global yield program on a composite basis or an individual account for any particular month.

Largest peak-to-valley
draw-down:              (17.44)%   February 1998 to July 1998

                        "Largest peak-to-valley draw-down" means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by a global yield program on a composite basis or an individual account during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.

Closed Accounts:        Profitable      =     7
                        Unprofitable    =     7

      CAPSULE B(2) - ECLIPSE GLOBAL YIELD PROGRAM ANNUAL RATES OF RETURN

              1999      1998       1997       1996       1995
ANNUAL        (2.85)%   (1.86)%    7.26%      15.21%     14.02%

   Past Performance Is Not Necessarily Indicative Of Future Results

Foreign Exchange Program
(Not open to new investment)

Name of commodity
 trading advisor:       Eclipse Capital

Program:                Foreign Exchange Program

Start Date:             April 1986 (Inception of trading by commodity
                         trading advisor)
                        March 1992 (Inception of trading in program)

No. Accounts:           0

Aggregate $$ In
 All Programs:          $271,807,537 (All Programs excluding Notional)
                        $296,241,970 (All Programs including Notional)

$$ in this Program:     $0 (Foreign Exchange Program)

Largest monthly
draw-down:              (20.86)%   September 1992

                        "Largest monthly draw-down" means the greatest decline in month-end net asset value due to losses sustained by a trading portfolio on a composite basis or an individual account for any particular month.

Largest peak-to-valley
draw-down:              (20.86)%   August 1992 to September 1992

                        "Largest peak-to-valley draw-down" means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by a trading portfolio on a composite basis or an individual account during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end asset value.

Closed Accounts:        Profitable      =     3
                        Unprofitable    =     2


      CAPSULE B(3) - FOREIGN EXCHANGE PROGRAM ANNUAL RATES OF RETURN

             1995         1994      1993        1992
ANNUAL      10.20%       (4.93)%    6.35%      13.18%
          (3 months)                         (10 months)

   Past Performance Is Not necessarily Indicative Of Future Results

Financial Futures Account
(Not open to new investment)

Name of commodity
 trading advisor:         Eclipse Capital

Program:                  Financial Futures Account
Start Date:               April 1986 (Inception of trading by commodity
                           trading advisor)
                          April 1986 (Inception of trading in program)

No. Accounts:             0
Aggregate $$ In
All Programs:             $271,807,537 (All Programs excluding Notional)
                          $296,241,970 (All Programs including Notional)

$$ in this Program:       $0 (Financial Futures Account)

Largest monthly
 draw-down:               (20.91)%   October 1994

                          "Largest monthly draw-down" means the greatest decline in month-end net asset value due to losses sustained by a trading portfolio on a composite basis or an individual account for any particular month.

Largest peak-to-valley
draw-down:                (69.20)%   February 1989 to April 1992

                          "Largest peak-to-valley draw-down" means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by a trading portfolio on a composite basis or an individual account during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end asset value.

Closed Accounts:          Profitable      =     99
                          Unprofitable    =     314

     CAPSULE B(4) - FINANCIAL FUTURES ACCOUNT ANNUAL RATES OF RETURN

            1996       1995       1994        1993        1992      1991
ANNUAL      4.41%    (7.33)%     (18.16)%    60.35%      (5.43)%   (13.42)%
         (6 Months)


         Past Performance Is Not Necessarily Indicative Of Future Results

Diversified Strategies Program
(Not open to new investment)

Name of commodity
trading advisor:          Eclipse Capital

Program:                  Diversified Strategies Program

Start Date:               April 1986     (Inception of trading by commodity
                           advisor)
                          March 1997     (Inception of trading in program)
No. Accounts:             0

Aggregate $$:             $271,807,537 (All Programs excluding Notional)
All Programs:             $296,241,970 (All Programs including Notional)

$$ in this Program:       $0 (Diversified Strategies Program including
                            Notional)

Largest monthly
 draw-down:               (6.99)% April 1998

                          "Largest monthly draw-down" means the greatest decline in month-end net asset value due to losses sustained by a trading diversified strategies program on a composite basis or an individual account for any particular month.

Largest peak-to-valley
 draw-down:               (27.07)%   October 1999 to September 2000

                          "Largest peak-to-valley draw-down" means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by a diversified strategies program on a composite basis or an individual account during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end asset value.

Closed Accounts:          Profitable      =     0
                          Unprofitable    =     1


 CAPSULE B(5) - ECLIPSE DIVERSIFIED STRATEGIES PROGRAM ANNUAL RATES OF RETURN

                2000
              (9 months)        1999        1998          1997
ANNUAL         (23.91)%        14.68%      24.12%         5.38%

   Past Performance Is Not Necessarily Indicative Of Future Results

Notes to Eclipse Capital Performance Summaries

The following notes refer to Capsules B(1) through B(5).

In the preceding performance summaries, Assets
Under Management (excluding Notional) represent the total actual equity (including cash and cash equivalents) deposited in the accounts at the carrying FCM plus committed funds.

Assets Under Management (including Notional) represent the total actual equity (including cash and cash equivalents) deposited in the accounts at the carrying FCM plus committed funds plus Notional funds.

Largest Monthly Draw-Down is the largest monthly loss experienced by any single account in the relevant program in any calendar month expressed as a percentage of the total equity in such account in the program and includes the month and year of such draw-down.
Largest Peak to Valley Draw-down is the largest calendar month-end to calendar month-end loss experienced by any single account in the program expressed as a percentage of total equity (including Notional equity) in such account in the program.

Prior to August 1, 1996, Monthly Rate of Return is calculated by dividing net performance by the sum total of the starting equity plus the time-weighted additions minus the time-weighted withdrawals for the period. Beginning in 1994, additions and withdrawals made other than at the beginning of the month are time-weighted. Time weight is calculated by multiplying an addition by the number of days in the period it was available for trading and/or a withdrawal by the number of days in the period it was not available for trading, and dividing by the total number of days in the period. Prior to August 1, 1996, the time weighting of additions and withdrawals method yields the same Rates of Return as the Fully-
Funded Subset Method (described below), because
Eclipse Capital did not manage Notional funds prior to August 1, 1996.

For the periods beginning after August 1, 1996, Eclipse Capital has adopted a new method of computing rate-of-return and performance disclosure, referred to as the Fully-Funded Subset method, pursuant to an Advisory published by the CFTC. The Fully-Funded Subset refers to that subset of accounts included in the applicable composite which is funded entirely by Actual Funds
(as defined in the Advisory). To qualify for use of the Fully-Funded Subset method, the Advisory requires that certain computations be made in order to arrive at the Fully-Funded Subset and that the accounts for which performance is so reported meet two tests which are designed to provide assurance that the Fully-Funded Subset and the resultant Rates of Return are representative of the trading program. Eclipse Capital has performed these computations for periods subsequent to August 1, 1996.

Annual Rate of Return is calculated by dividing the change in the net asset value of a hypothetical $1,000 investment (VAMI) during the period by the VAMI at the beginning of the period or at the commencement of trading. VAMI is calculated by multiplying (1 plus the period rate of return %) times the prior period value of a hypothetical $1,000 investment (VAMI).

                      SERIES C

Northfield Trading has been allocated 100% of Series C assets since November 13, 2000. The following replaces in its entirety the information found under this heading on pages 43 to 55 of the prospectus.

In its trading for Series C, Northfield Trading utilizes its Diversified Program. Northfield Trading, at the request of the managing owner, trades Series C's
Diversified Portfolio account at one and one-half times leverage.

Northfield And Its Principals

Northfield Trading is a Delaware limited partnership that began operations in August 1990.
Its main offices are located at 3609 S. Wadsworth, Suite
250, Denver, Colorado 80235. Northfield Trading became registered with the CFTC as a commodity trading advisor and a commodity pool operator in March and November of 1990, respectively, and is a member of the National Futures Association. Northfield Trading is owned 99% by its general partner, Northfield Investment L.P.
(referred to as Northfield Investment) and 0.5% each by its two limited partners, Douglas Bry and Philip Spertus. Messrs. Bry and Spertus, Northfield Investment and Northfield
Investment Company (referred to as Northfield
Company), the general partner of Northfield
Investment, are the principals of Northfield Trading, and all have been affiliated with Northfield Trading since its inception.

Northfield Investment, the general partner of Northfield Trading, is a Delaware limited partnership, whose general partner is Northfield Company, an entity owned equally by Douglas Bry and Philip Spertus, and whose limited partners are Douglas Bry, Philip Spertus and members of their families and John Sells, an employee of Northfield Trading. Northfield Investment's sole function is to serve as the general partner of Northfield Trading.

Douglas Bry is a co-founder of Northfield Trading, and has been its President since its formation in 1990.
Mr. Bry has also been a limited partner and President of Northfield Investment, Northfield
Trading's general partner, since its formation in 1990. Mr. Bry is a co-founder and 50% owner of Northfield Company, the general partner of Northfield Investment, and has served as President since its incorporation in February, 1990. Mr. Bry began trading futures for his own account in 1985, and became registered with the CFTC as a commodity trading advisor in 1986. In January 1997, Mr. Bry was elected to the National Futures Association's
Board of Directors in the commodity trading advisor category, and currently serves on its Executive Committee. In
September 1999, Mr. Bry completed his second two-year term on the Board of Directors of the Managed Funds
Association where he also served on the Executive Committee from 1997 to 1999 and as Chairperson of the Emerging Trader
Council from 1995 to 1999.  During his last year on the Board
(October 1998 to September 1999), he served as Vice Chairman of the Managed Funds Association. In December 1987,
Mr. Bry co-founded Northfield Trading Company
(referred to as NTC), an Illinois corporation of which he is the President. NTC, which became registered as a futures commission merchant with the CFTC in April 1988, withdrew its registration in October 1990, and is currently inactive. NTC's primary business was to provide brokerage services to customers by introducing their accounts to clearing firms on a commission basis. NTC also provided discretionary trading advice to customers, and licensed proprietary trading software to introducing brokers and commodity trading advisors. Mr. Bry is also a co-founder of Technical Trading Strategies, Inc. (referred to as TTS), an Illinois corporation, of which he has been President since its formation in January 1987. TTS obtained registration as a commodity trading advisor in June 1987, and withdrew its registration in October 1990, but never directed or guided the trading of customer accounts. From 1982 through January 1987, Mr. Bry was a Senior Trial Deputy with Colorado State Public Defender, and from 1978 until 1982, he was a trial attorney with the Defender
Association of Philadelphia. Mr. Bry graduated from Beloit College in 1974 with a B.A. in Philosophy and Sociology and obtained his J.D. from the University of Colorado in 1978.

Philip Spertus is a co-founder and has served as Vice President of Northfield Trading since its inception in 1990. Together with Mr. Bry, Mr. Spertus is primarily responsible for the ongoing research and development of new trading methods and overall business development and strategy. Mr. Spertus has been a limited partner and Vice President of Northfield Investment, Northfield Trading's general partner, since its formation in 1990. Mr. Spertus is a co-founder and 50% owner of Northfield Company, the general partner of Northfield Investment, and has served as Vice President since its inception in 1990. In December 1987, Mr. Spertus co-founded
NTC, of which he is the Chairman. NTC, which became registered as a futures commission merchant with the CFTC in April 1988, withdrew its registration in October 1990, and is currently inactive. NTC's primary business was to provide brokerage services to customers by introducing their accounts to clearing firms on a commission basis. NTC also provided discretionary trading advice to customers, and licensed proprietary trading software to introducing brokers and commodity trading advisors.
Mr. Spertus is also a co-founder of TTS, of which he has been Chairman since its inception in January 1987. TTS obtained registration as a commodity trading advisor in June 1987, and withdrew its registration in October 1990, but never directed or guided the trading of customer accounts. Philip Spertus owned a special seat and was a registered Broker/Dealer and member of the Chicago Board Options Exchange from August 1984 through February 1986. He has traded futures for his own account since 1983. For more than 20 years until October 1992, Mr. Spertus was Chairman of
Intercraft Industries Corporation (referred to as
Intercraft), a multinational manufacturer of picture frames and related products. In October 1992, Intercraft was sold to Newell Corporation, at which time Mr. Spertus became
President of Newell's Intercraft Division.  In
June 1993, he resigned this position, and was appointed Vice President of Newell Corporation until the expiration of his contract with Newell in October 1994. Mr. Spertus earned his B.S. in Business and Engineering Administration from the Massachusetts Institute of Technology in 1956.

John Sells, Director of Programming, joined
Northfield Trading in 1990 as a software developer, and was promoted to his current position in December 1998.
In January 2000, Mr. Sells was made a limited partner of Northfield Investment, the general partner of Northfield Trading. His prior experience includes
20 years of professional software development in the following areas: Operating and Data Management Systems at
NCR Corporation, Communications and High Performance
Optical Disk Systems at Storage Technology Corporation,
Office Automation Systems at NBI, Inc., and
CAE/CAD (Computer Aided Engineering/Computer Aided
Design) tools for Printed Circuit Board and ASIC
(Application Specific Integrated Circuit) development at Daisy/Cadnetix,
Inc. Mr. Sells graduated from the University of Illinois in 1975 with a B.S. in Computer Science.

Jesse Wolff, has been Northfield Trading's
Director of Research since December 1998, and is responsible for trading system research and product development. He originally joined Northfield
Trading's trading staff in April, 1991,
but left in October 1994 to assume a
position as an Advisory Treasury Analyst in the Treasury Department of Storage Technology Corporation, where he assisted with the risk management and hedging of the corporation's foreign currency and interest rate exposure. He rejoined Northfield Trading in November 1996 as Senior Research Analyst. Mr. Wolff was employed by Dai-Ichi Kangyo Bank in New York on the federal funds trading desk from June 1988 to June 1990. Mr.
Wolff received his B.A. in International Business from Eckerd College in 1988 and his master's degree in International Business from the American Graduate
School of International Management (Thunderbird) in 1990.

Jeffrey Metcalfe, Northfield Trading's Director of
Trading Operations since August 1996, joined the trading staff in November 1992. Mr. Metcalfe served from 1987 to 1989 as manager of the federal funds trading desk for the United States Trust Co. in Boston, Massachusetts. He received his B.A. in International Relations from
Boston University 1987, and a Master of
International Management with an emphasis in International Finance from the American Graduate School of International
Management in 1991.

Marianne Beausoleil, joined Northfield Trading in
July 1996 as Director of Administration and
Compliance, and in August 1996 also assumed responsibility for the back office and accounting operations. From May 1982 until July 1996, she served at Patten, MacPhee & Associates, a Denver-based national bank consulting and litigation firm as a financial analyst and officer. From 1981 to 1982, Ms. Beausoleil served as Vice President and Cashier of a de novo commercial bank in Littleton, Colorado, and from 1977 to 1981, as Vice President & Cashier of Jefferson Bank & Trust, a Denver, Colorado metropolitan commercial bank. Between
1969 and 1977, she held various positions within the Cashiers' Division of Harris Trust & Savings Bank in Chicago. Ms. Beausoleil received a B.A. in English Literature from Rosary
College in 1969.

Northfield Trading's Trading System

Northfield Trading makes trading decisions for Series C pursuant to the Diversified Program, a fully automated and non-discretionary program.
Northfield Trading's principals do not intervene in the selection of trades, and will not override the Diversified Program absent extraordinary circumstances which they believe threaten Series
C's capital, such as an outbreak of war, a major natural disaster or a threat to the integrity of an exchange clearing system. Northfield Trading implements its systems via proprietary software that generates and prints orders, monitors the markets in real time, and keeps track of positions. A full-time staff of computer programmers works with the principals of Northfield Trading to refine existing systems and develop new ones.

Northfield Trading's approach is purely technical.
A technical approach utilizes price action itself as analyzed by charts, numerical indicators, pattern recognition, or other techniques designed to provide information about market direction. Since Northfield Trading believes sustained price moves offer the greatest opportunity for profit with the least amount of risk, it has focused on studying the characteristics of "random" versus "non-random" market behavior. The resulting systems are highly sensitive to changes in price direction and volatility, and are designed to detect non-random behavior before a trend is obvious. In order to validate the trading methodology, extensive testing is conducted on historical data in more than 50 markets worldwide. Northfield Trading is very sensitive to the risk of "curve-fitting" results to particular markets or time periods, and, as a result, utilizes a similar approach in each market or group of markets that are traded with a particular system. The decision to subject markets to similar trading rules has led to the identification of techniques that work independent of the market to which they are applied.

The money management principles discussed below are a critical element in the Diversified Program, and have been designed to minimize the probability of an equity draw-down while leaving intact the profit potential associated with investing in commodity interests.

--Volatility Determined, Risk Equated Among
Markets. Each market is monitored to determine its dollar volatility, that is, how many contracts can be traded in a given market without risking more than a set percentage (usually less than 1/2 of 1%) of an account's equity. In this way, the trading exposure is equalized across all markets. Therefore, risk is similar in all markets although the number of contracts traded in each market may vary considerably.

--Use of Stops. Northfield Trading generally uses protective stops, that is, setting the point at which to enter or exit the market in order to protect gains or minimize losses. Furthermore, in an attempt to control slippage, that is, the difference between the desired entry price and the actual execution price, Northfield Trading may impose a limit on the fill prices it is willing to accept when entering trades. As a consequence the size of a position may be smaller than desired.

--The Degree of Leverage Used. Managers frequently provide the margin-to-equity ratio as a measure of the risk associated with a particular trading program. For Northfield Trading, the margin-to-equity ratio, which is estimated to usually be less than 15%, is far less meaningful than a measure of the funds that would be lost if all the open trades were exited at their protective stops (the "Aggregate Risk to Stop"). While no assurance can be given that actual draw-downs will not exceed the Aggregate Risk to Stop, it provides a useful measure of exposure to loss.
The Aggregate Risk to Stop percentage typically will not exceed 20% and generally ranges between 5% and 15% of an account.

--Diversification. Northfield Trading further attempts to control risk exposure through broad diversification. Over 50 markets worldwide are included in the portfolio research, although the number of markets traded within the portfolio at any one time may vary. While some markets and groups of markets have performance characteristics that are correlated, portfolio theory, experience and numerous simulations have established that portfolio diversification produces more consistent returns.

--Account Activity. Northfield Trading's short-term systems may trade as frequently as once a day or more often, while long-term systems may take positions just a few times a year. Total account activity should average around 2,000 roundturns per $1 million per year.

The trading methods, selection of markets, money management principles, and implementation techniques described herein are general factors upon which Northfield Trading will base its investment decisions for Series C. No assurance is given that consideration of any of these factors will lessen the risk of loss or increase the potential for profit. Northfield Trading will continue to test and refine its trading methods and, therefore, reserves the right to change any technique or strategy, including the technical trading factors used, the commodity interests traded or the money management principles applied. Northfield
Trading does not consider changes to the markets traded or systems being traded to be material and expects to make such changes on an ongoing basis.

The Diversified Program

Northfield Trading trades a diverse portfolio of commodity interests across more than 50 markets.
The mix of markets includes interest rates, currencies, stock index futures, grains, meats, energy products, metals (both precious and base) and soft commodities such as coffee, cotton and cocoa. Market liquidity is a critical factor in the decision whether to participate in a new market.
Northfield Trading may enter new domestic and non-
United States markets as contract liquidity develops.

The selection of markets is totally within the discretion of Northfield Trading which may add or delete markets as it deems appropriate. The markets traded and position sizes in each market are a function of the trading methodology developed by Northfield Trading. Multiple time frames are tracked in each market and, at any time and depending on market factors as assessed by Northfield Trading, Series C may be holding positions in all markets traded by the Diversified Program, some markets or be out of all markets entirely.

Volume Of Trading For Northfield Contracts And Markets

Set forth below is a bar graph showing the sectors that are traded by Northfield Trading as of October 31, 2000. Investor funds are exposed to these sectors in approximately the percentage allocations stated. Actual allocations change as market conditions and trading opportunities change, and it is likely that the targeted risk allocations may vary for Series C during future periods.

The Diversified Portfolio:
Interest Rate Instruments      58%
Stock Indices                  24
Currencies                     10
Energy Products                 6
Softs                           2
Total                         100%

           (GRAPH)
PLEASE TURN TO THE FOLLOWING PAGE

Northfield's Past Performance For All Of Its Clients

Capsule summaries C(1) through C(2) contain actual performance for the periods indicated.

  PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Diversified Portfolio
(Based on the Fully-Funded Subset)**

As of September 30, 2000

Name of CTA:           Northfield Trading L.P.

Program:               Diversified Portfolio

Start Date:            July 1989 (All trading by Northfield)
                       July 1989 (Diversified Portfolio)

No. of Accounts:       27

Aggregate $$ in
 All Programs:         $     37,196,988     (All Programs excluding Notional)
                       $     83,190,942     (All Programs including Notional)

  $$ in this Program:  $     37,196,988     (Diversified Portfolio excluding
                        Notional)
                       $     83,190,942     (Diversified Portfolio including
                        Notional)

Largest monthly
 draw-down:            (7.7)%   October 1995

                       "Largest monthly draw-down" means the greatest decline in month-end Net Asset Value due to losses sustained by a diversified portfolio on a composite basis or an individual account for any particular month.

Largest peak-to-valley
 draw-down:            (12.1%) February 1997 to July 1998

                       "Largest peak-to-valley draw-down" means the greatest cumulative percentage decline in month-end Net Asset Value due to losses sustained by a diversified portfolio on a composite basis or an individual account during any period in which the initial month-end Net Asset Value is not equaled or exceeded by a subsequent month-end Net Asset Value.

Closed Accounts:       Profitable      =     50
                       Unprofitable    =     62

** The Fully-Funded Subset refers to the subset of accounts included in the applicable composite which is funded entirely by actual funds. A CFTC Advisory on use of the Fully-Funded Subset method for calculating rate of return requires that certain computations be made in order to arrive at the Fully-Funded Subset and that the accounts for which performance is so reported meet two tests designed to provide assurance that the Fully-Funded Subset and the resultant rates of return are representative of the trading program. Northfield has performed these computations.

   CAPSULE C(1) - DIVERSIFIED PORTFOLIO ANNUAL RATES OF RETURN
              (Based on the Fully-Funded Subset)**

                2000    1999      1998      1997     1996     1995
January         4.2%    (4.9)%    (0.7)%    2.4%     3.7%     0.5%
February       (2.0)    (1.4)     (2.4)     1.9     (2.1)    (0.3)
March           0.3      0.9      (1.5)    (0.5)     5.5      1.4
April          (1.7)     5.7      (4.8)    (2.7)     5.4      1.4
May            (3.0)    (2.1)     (0.3)     3.0      0.1      1.8
June           (4.7)     4.2       0.2     (2.6)    (1.4)    (3.6)
July           (1.4)     3.8      (1.5)     2.4      0.6      0.8
August          3.3      0.5      11.2     (1.3)    (0.1)     0.6
September       1.8      1.4       4.2      0.5      2.1      0.0
October         3.7      4.9      (2.0)    (2.2)     2.6     (7.7)
November                 0.5       5.3     (0.4)     3.0      3.8
December                (0.2)      0.3      2.3     (2.1)    11.0
Annual/YTD     (0.2)%   13.5%      7.0%     2.5%    18.4%     9.1%

     Past Performance Is Not Necessarily Indicative Of Future Results

** The Fully-Funded Subset refers to the subset of accounts included in the applicable composite which is funded entirely by actual funds. A CFTC Advisory on use of the Fully-Funded Subset method for calculating rate of return requires that certain computations be made in order to arrive at the Fully-Funded Subset and that the accounts for which performance is so reported meet two tests designed to provide assurance that the Fully-Funded Subset and the resultant rates of return are representative of the trading program. Northfield has performed these computations.

             CONVERSION CHART FOR CAPSULE C(1)

The following chart shows the rates of return which accounts at various levels of partial funding may have achieved based upon Northfield's actual rates of return during the years 1995 to September 2000.

Level of Funding

              100%         70%         50%           40%          20%
    2000      0.2%         0.3%        0.4%          0.5%         1.0%
(10 months)
    1999     13.5         19.3        27.0          33.8         67.5
    1998      7.0         10.0        14.0          17.5         35.0
    1997      2.5          3.6         5.0           6.3         12.5
    1996     18.4         26.3        36.8          46.0         92.0
    1995      9.1         13.0        18.2          22.8         45.5

Northfield's Supplemental Performance Information

Capsule C(2) represents the customer accounts traded by Northfield Trading pursuant to a different trading strategy from the one to be utilized by Series C.

     PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

Stock Index Program
(Not open to new investment)

As of September 30, 2000

Name of CTA:         Northfield Trading L.P.

Program:             Stock Index Program

Start Date:          July 1989 (All trading by Northfield)
                     June 1996 (Diversified Portfolio)

No. of Accounts:     0

Aggregate $$ in
 All Programs:       $     37,196.988     (All Programs excluding Notional)
                     $     83,190,942     (All Programs including Notional)

  $$ in this
    Program:         $     0     (Stock Index Program excluding Notional)
                     $     0     (Stock Index Program including Notional)

Largest monthly
 draw-down:          (18.8)%   October 1995**

                     "Largest monthly draw-down" means the greatest decline in month-end Net Asset Value due to losses sustained by a diversified portfolio on a composite basis or an individual account for any particular month.

Largest peak-to-
 valley draw-down:   (30.0%) June 1995 to October  1995**

                     "Largest peak-to-valley draw-down" means the greatest cumulative percentage decline in month-end Net Asset Value due to losses sustained by a diversified portfolio on a composite basis or an individual account during any period in which the initial month-end Net Asset Value is not equaled or exceeded by a subsequent month-end Net Asset Value.

Closed Accounts:     Profitable      =     0
                     Unprofitable    =     1

**  Actual results based on partially funded account.

        CAPSULE C(2) - STOCK INDEX PROGRAM RATES OF RETURN
         (Actual return based on partially-funded account)

             2000        1999      1998       1997      1996        1995
Annual/YTD   ---         ---       ---        ---     (10.2)%      (25.0)%

      Past Performance Is Not Necessarily Indicative Of Future Results

Diversified Portfolio Pro Forma

Set forth in Capsule C(3) is hypothetical combined pro forma information that was prepared by the managing owner using the actual trading results depicted in Capsule C(1). Capsule C(3) reflects the performance of a hypothetical portfolio whose assets began trading at the same time Series C commenced operations and are traded at 1.5x leveralge and under a fee structure identical to the fee structure of Series C, which includes brokerage fees of 7.75%, advisory management fees of 2%, incentive fees of 20%, and interest income credit of approximately 6.50%. While the Managing Owner believes that such theoretical results as presented in this capsule may be of some relevance to you in determining whether or not to subscribe for interests in Series C, the performance information presented in this capsule should by no means be taken as an indication of how Series C as a whole or how Series C limited owners' individual investments will perform or would have performed, over the same time period. Prospective investors are referred to Northfield Trading's actual performance at Capsules C(1) through C(2) in this Prospectus.
Prospective investors should
be aware in reviewing Capsule C(3) that the CFTC and NFA regulations require the following cautionary legend to accompany all hypothetical performance information:

HYPOTHETICAL PERFORMANCE RESULTS HAVE MANY INHERENT LIMITATIONS, SOME OF WHICH ARE DESCRIBED BELOW. NO REPRESENTATION IS BEING MADE THAT ANY ACCOUNT WILL OR IS LIKELY TO ACHIEVE PROFITS OR LOSSES SIMILAR TO
THOSE SHOWN.  IN FACT, THERE ARE FREQUENTLY SHARP
DIFFERENCES BETWEEN HYPOTHETICAL PERFORMANCE RESULTS AND
THE ACTUAL RESULTS SUBSEQUENTLY ACHIEVED BY ANY PARTICULAR
TRADING PROGRAM.

ONE OF THE LIMITATIONS OF HYPOTHETICAL PERFORMANCE
RESULTS IS THAT THEY ARE GENERALLY PREPARED WITH THE BENEFIT OF
HINDSIGHT.  IN ADDITION, HYPOTHETICAL TRADING DOES NOT INVOLVE
FINANCIAL RISK, AND NO HYPOTHETICAL TRADING RECORD
CAN COMPLETELY ACCOUNT FOR THE IMPACT OF FINANCIAL
RISK IN ACTUAL TRADING.  FOR
EXAMPLE, THE ABILITY TO WITHSTAND LOSSES OR TO
ADHERE TO A PARTICULAR TRADING
PROGRAM IN SPITE OF TRADING LOSSES ARE MATERIAL
POINTS WHICH CAN ALSO ADVERSELY
AFFECT ACTUAL TRADING RESULTS.  THERE ARE NUMEROUS
OTHER FACTORS RELATED TO
THE MARKETS IN GENERAL OR TO THE IMPLEMENTATION OF
ANY SPECIFIC TRADING PROGRAM WHICH CANNOT BE FULLY ACCOUNTED FOR IN THE PREPARATION OF HYPOTHETICAL PERFORMANCE RESULTS AND ALL OF WHICH
CAN ADVERSELY AFFECT ACTUAL TRADING RESULTS.

As of September 30, 2000

Name of CTA:       Northfield Trading L.P.

Program:           Diversified Portfolio

Start Date:        July 1989 (All trading by Northfield)
                   June 1998 (Diversified Portfolio)

Largest monthly
 draw-down:         (7.43)%  January 1999

                    "Largest monthly draw-down" means the greatest decline in month-end
                    Net Asset Value due to losses sustained by a diversified portfolio on a composite basis or an individual account for any particular month.

Largest peak-to-
 valley draw-down:  (13.0%)  February 2000 to July 2000

                    "Largest peak-to-valley draw-down" means the greatest cumulative percentage decline in month-end Net Asset Value due to losses sustained by a diversified portfolio on a composite basis or an individual account during any period in which the initial month-end Net Asset Value is not equaled or exceeded by a subsequent month-end Net Asset Value.

              CAPSULE C(3) - PRO FORMA RATES OF RETURN
       (Based on a fully-funded account traded at 1.5x leverage)

                    Pro Forma Rates of Return*
                   (Computed on a Daily Basis)

Month               2000          1999         1998
January             6.18%         (7.43)%
February           (2.85)         (2.05)
March               1.25           1.31
April              (2.02)          8.66
May                (3.53)         (3.27)
June               (5.57)          6.33         0.77
July               (0.91)          5.26        (2.41)
August              4.10           0.65        17.12
September           2.43           1.91         6.80
October             4.86           7.12        (3.13)
November                           0.70         7.81
December                          (0.33)        0.18
Annual/YTD          3.28%         19.18%       28.69%

THE RATES OF RETURN SET FORTH IN THE PRO FORMA PERFORMANCE ABOVE DO NOT REPRESENT THE RATES OF RETURN ACHIEVED BY ANY DIVERSIFIED PORTFOLIO ACCOUNT. THE DIVERSIFIED PORTFOLIO APPROACH TO BE USED IN RESPECT OF THE
SERIES C ASSETS CONSTITUTES A NEW TRADING APPROACH BY NORTHFIELD
TRADING, TRADED AT A HIGHER DEGREE OF LEVERAGE (1.5 TIMES)
THAT DOES NOT HAVE A PAST PERFORMANCE RECORD.

Average Monthly Return Annualized:      +  20.66%
Average Positive Monthly Return:        +   4.64%

Average Monthly Return:                 +    1.72%
Average Negative Monthly Return:        -    3.05%

Monthly Standard Deviation*:            +/-  17.84%
# of Months with a Positive Return:     18

Largest Peak-to-Valley Draw-down:       -13.00%  2000
* of Months with a Negative Return:     11

Recovery Time:                          9+ months
Sharpe Ratio**:                         0.88

* Standard Deviation measures volatility of returns. It is a statistical measure of risk that represents the variability of returns around the mean (average) return. The lower the standard deviation, the closer the returns are to the mean
(average) value. Conversely, the higher the standard deviation, the more widely dispersed the returns are around the mean (average).

** Sharpe Ratio is a ratio that measures the rate of return per unit of risk. The higher the Sharpe
Ratio, the higher the return per unit of risk. The Sharpe Ratio is calculated as follows:

  Average monthly return (annualized) - U.S. Treasury Bill Rate of Return
                Monthly standard deviation (annualized)

       DESCRIPTION OF THE TRUST, TRUSTEE, MANAGING OWNER AND AFFILIATES

Trading and Operational Principals of the Managing Owner

The following updates the information found under this heading on pages 59 to 60 of the prospectus.

Alan J. Brody, born 1952, has been a Director of the Managing Owner since May 1999. Mr. Brody has also been a Director of Seaport Futures since May
1999. Mr. Brody has been a Senior Vice President and Regional Director of Europe, the U.K. and the Middle East since June 2000. Based in London, Mr. Brody is currently responsible for all branch offices in Europe and the Middle East. Additionally, Mr. Brody has overall responsibility for the Futures and Hedge Fund Group at Prudential Securities. From 1996 to 2000, also at Prudential Securities,
Mr. Brody was Senior Vice President and Director of International Sales and Marketing. Prior to joining Prudential Securities, Mr. Brody was an executive Director and Senior Vice President with Lehman Brothers'
Financial Services Division in London and President of
Lehman Brothers Futures Asset Management Corp from
1990 to 1996. Prior to joining Lehman Brothers, Mr. Brody served as President and Chief Executive Officer of Commodity Exchange, Inc., from 1980 to 1989. Earlier in his career, Mr. Brody was associated with the law firm of Baer Marks & Upham from 1977 to 1980.

Joseph A. Filicetti is no longer an officer of the managing owner.

Eleanor L. Thomas, born 1954, has been a Director and President of the managing owner since September
2000. She has been President and Director of Seaport Futures since April 1999, and has held various positions of increasing responsibility in both Seaport Futures and the managing owner since joining Prudential
Securities in 1993. Ms. Thomas is a First Vice President and the Director of the Futures and Hedge Fund Group at Prudential Securities. She is responsible for origination, asset allocation, due diligence, marketing and sales for the group's product offerings. Prior to joining Prudential Securities in March 1993, she was with MC Baldwin
Financial Company from June 1990 through February 1993 and
Arthur Anderson & Co. from 1986 through May 1990. She graduated Summa Cum Laude from Long Island
University with a B.A. in English Literature, and graduated Baruch College in 1986 with an MBA in Accounting. Ms.
Thomas is a certified public accountant.

Description And Past Performance Of Other Pools
Sponsored By The Managing Owner And Its Affiliate

The following updates and replaces the information found under this heading in the prospectus on pages 61 to 64.

Following is a description of the various funds sponsored by the managing owner and its affiliate, Seaport Futures. The January 1, 1995 through October 31,
2000 trading record for the various funds is provided in the performance table and the explanatory notes on the following pages.

Type of Fund                        Name of Fund
Public commodity funds for
which the managing owner is
the general partner (or
managing owner) and the
commodity pool operator:            Prudential-Bache Capital Return
                                     Futures Fund 2, L.P. (PBCRFF2)
                                    Prudential Securities OptiMax
                                     Futures Fund 2, L.P. (PBOFF2) [g]
                                    Prudential Securities Aggressive
                                     Growth Fund, L.P. (PSAGF) [m]
                                    Diversified Futures Trust I (DFT)
                                    Prudential Securities Strategic
                                     Trust (PRUST) [h]
                                    World Monitor Trust - Series A (WMTA)
                                    World Monitor Trust II - Series D (WMTD)
                                    World Monitor Trust II - Series E (WMTE)
                                    World Monitor Trust II - Series F (WMTF)

Non-public commodity funds
for which the managing owner is
the general partner (or the
managing owner) and the commodity
pool operator:                      Signet Partners II, L.P. (SPLP2) [f]
                                    Diversified Futures Trust II (DFTII)
                                    Prudential Securities Foreign
                                     Financials Fund, L.P. (PSFFF) [i]
                                    Prudential Securities Financial
                                     Futures Fund L.P. (PSFNF) [e]

Offshore investment funds for
which the managing owner is
investment manager (j):             Devonshire Multi-Strategy Fund [k]
                                    Prudential-Bache International
                                     Futures Fund A, PLC (PBIFFA) [p]
                                    Prudential-Bache International
                                     Futures Fund B, PLC (PBIFFB)
                                    Prudential-Bache International
                                     Futures Fund C, PLC (PBIFFC)
                                    Prudential-Bache International
                                     Futures Fund D, PLC (PBIFFD)
                                    Prudential-Bache International
                                     Futures Fund E, PLC (PBIFFE)
                                    Prudential-Bache International
                                     Futures Fund F, PLC (PBIFFF)
                                    Global Equilibrium Fund

Public commodity funds for
which Seaport Futures is
general partner and commodity
pool operator:                      Prudential-Bache Futures
                                     Growth Fund, L.P. (PBFG) [d]
                                    Prudential-Bache Diversified
                                     Futures Fund L.P. (PBDFF)
                                    Prudential-Bache Capital Return
                                     Futures Fund L.P. (PBCRFF) [n]

                                    Prudential-Bache Capital Return
                                    Futures Fund 3 L.P. (PBCRFF3) [m]

                                    Prudential-Bache OptiMax Futures
                                    Fund L.P. (PBOFF) [o]

                            CAPSULE D
          PERFORMANCE OF OTHER POOLS OPERATED BY PRUDENTIAL
         SECURITIES FUTURES MANAGEMENT INC. AND AFFILIATE [a]
                      (SEE ACCOMPANYING NOTES)

                                                                      AGGREGATE         CURRENT
                                TYPE               INCEPTION        SUBSCRIPTIONS      TOTAL NAV
NAME OF POOL                   OF POOL             OF TRADING        ($ X 1,000)      ($ X 1,000)
PRUDENTIAL-BACHE FUTURES
 GROWTH FUND, L.P. [d]
 (PBFG)                      3, 5, 6, 8, 10           3/88              24,961            ---

PRUDENTIAL-BACHE
 DIVERSIFIED FUTURES
 FUND L.P. (PBDFF)           3, 5, 6, 8, 10           10/88             29,747            7,362

PRUDENTIAL-BACHE
 CAPITAL RETURN FUTURES
 FUND L.P. [n] (PBCRFF)      1a, 3, 5, 7, 8, 10        5/89            137,705            ---

PRUDENTIAL-BACHE CAPITAL
 RETURN FUTURES FUND 2
 L.P. (PBCRFF2)              1a, 3, 5, 7, 8, 9         10/89           100,000            12,065

PRUDENTIAL-BACHE
 CAPITAL RETURN
 FUTURES FUND 3
 L.P. [m] (PBCRFF3)          1a, 3, 5, 7, 8, 10        5/90            64,863             ---

PRUDENTIAL-BACHE
 OPTIMAX FUTURES
 FUND L.P. - OPTIMAX
 [o] (PBOFF)                 3, 5, 7, 8, 10, 11        4/96            69,603             ---

PRUDENTIAL-BACHE
 OPTIMAX FUTURES
 FUND L.P. - A
 (PBOFF)                     1, 3, 5, 7, 10, 11        2/91            63,356             ---

PRUDENTIAL-BACHE
 OPTIMAX FUTURES
 FUND L.P. - B
 (PBOFF)                     3, 5, 7, 8, 9, 11         2/91            6,247              ---

PRUDENTIAL SECURITIES
 OPTIMAX FUTURES
 FUND 2, L.P.
 - OPTIMAX 2 [g]
 (PBOFF2)                    3, 5, 7, 8, 9, 12         4/97            17,416             ---

PRUDENTIAL SECURITIES
 OPTIMAX FUTURES
 FUND 2, L.P.
 - A (PBOFF2)                1, 3, 5, 7, 9, 12         1/92            15,197             ---

PRUDENTIAL SECURITIES
 OPTIMAX FUTURES
 FUND 2, L.P.
 - B (PBOFF2)                3, 5, 7, 8, 9, 12         1/92            2,219              ---

PRUDENTIAL SECURITIES
 FINANCIAL FUTURES
 FUND L.P.
 [e] (PSFNF)                 2, 4, 6, 8, 9             1/93            3,557              ---

PRUDENTIAL SECURITIES
 FOREIGN FINANCIALS
 FUND L.P. [i] (PSFFF)       2, 4, 6, 8, 9             1/93            4,198              ---

PRUDENTIAL SECURITIES
 AGGRESSIVE GROWTH
 FUND L.P. (m) (PSAGF)        2, 5a, 7, 8, 9           3/93            20,335             ---

DIVERSIFIED FUTURES
TRUST I (DFT)                 3, 5a, 6, 8, 9           1/95            65,908             23,871

SIGNET PARTNERS II,
 LP [f] (SPLP2)               2, 4, 7, 8, 9            2/96            1,531              ---

PRUDENTIAL SECURITIES
 STRATEGIC TRUST
 [h] (PRUST)                  3, 5a, 6, 8, 9           5/96            63,403             13,463

PRUDENTIAL-BACHE
 INTERNATIONAL FUTURES
 FUND A PLC
 [j, p] (PBIFA)               2, 4, 6, 9, 13           6/96            38,707             ---

PRUDENTIAL-BACHE
 INTERNATIONAL FUTURES
 FUND C PLC [j] (PBIFC)       2, 4, 6, 9, 13           6/96            34,592             30,913

PRUDENTIAL-BACHE
 INTERNATIONAL FUTURES
 FUND B PLC [j] (PBIFB)       2, 4, 6, 9, 13           7/96            104,133            8,607

PRUDENTIAL-BACHE
 INTERNATIONAL FUTURES
 FUND D PLC [j] (PBIFD)       2, 4, 6, 9, 13           10/96           31,164             10,492

PRUDENTIAL-BACHE
 INTERNATIONAL FUTURES
 FUND E PLC [j] (PBIFE)       2, 4, 6, 9, 13           1/97            21,843             3,422

PRUDENTIAL-BACHE
 INTERNATIONAL FUTURES
 FUND F PLC [j] (PBIFF)       2, 4, 6, 9, 13           9/97            41,118             20,893

DIVERSIFIED FUTURES
 TRUST II (DFTII)             2, 5, 6, 8, 9            3/97            51,757             10,663

DEVONSHIRE MULTI-
 STRATEGY FUND
 [j, k] (DEVON)               2, 4, 8, 9, 14           2/98            13,552             ---

GLOBAL EQUILIBRIUM
 FUND [j] (GEF)               2, 4, 7, 8, 9, 15        12/99           29,351             19,471

WORLD MONITOR
 TRUST - SERIES A (WMTA)      3, 5a, 6, 8, 9           6/98            33,979             9,191

WORLD MONITOR
 TRUST - SERIES D (WMTD)      3,4,6,8,9                3/00            8,061              5,646

WORLD MONITOR
 TRUST - SERIES E (WMTE)      3,4,6,8,9                4/00            5,781              4,972

WORLD MONITOR
 TRUST - SERIES
 F (WMTF)                     3,4,6,8,9                3/00            7,891              7,303

                         WORST       WORST                     ANNUAL RATE OF RETURN(1)
                         MONTLY      PEAK TO           (COMPUTED ON A COMPOUNDED DAILY BASIS) [l]
                         PERCENT     VALLEY
                          DRAW-       DRAW-                                                          2000
NAME OF POOL             DOWN (b)    DOWN (b)     1995      1996     1997     1998      1999      (10 months)
PRUDENTIAL-BACHE
 FUTURES GROWTH
 FUND, L.P. [d]         -14.38%      -24.48
 (PBFG)                 10/89      12/88-1/93    -9.54%      ---     ---       ---      ---         ---

PRUDENTIAL-BACHE
 DIVERSIFIED FUTURES    -18.37%      -36.63%
 FUND L.P. (PBDFF)      1/92        1/92-5/92    33.95%     24.81%   9.03%     1.96%    -18.48%     -19.91%

PRUDENTIAL-BACHE
 CAPITAL RETURN
 FUTURES FUND L.P.      -10.30%      -24.43%
 [n] (PBCRFF)           11/92       9/93-1/95    23.97%     8.58%    7.93%     -1.09%   -11.13%     -6.29%

PRUDENTIAL-BACHE
 CAPITAL RETURN
 FUTURES FUND 2         -11.36%      -24.24%
 L.P. (PBCRFF2)         1/92        1/92-5/92    27.26%     19.10%   11.40%    -7.44%   -5.14%      -16.73%

PRUDENTIAL-BACHE
 CAPITAL RETURN
 FUTURES FUND 3         -11.77%      -23.66%
 L.P. [m] (PBCRFF3)       4/98      12/96-4/98   16.64%     16.79%   -7.97%    -10.29%  -1.70%      ---

PRUDENTIAL-BACHE
 OPTIMAX FUTURES
 FUND L.P. -            -7.82%       -25.09%
 OPTIMAX [o] (PBOFF)    10/99       5/99-3/00    ---        11.68%   17.49%    17.54%   -7.16%      -17.91%

PRUDENTIAL-BACHE
 OPTIMAX FUTURES
 FUND L.P. - A          -6.00%       -10.72%
 (PBOFF)                1/92        8/93-2/95    7.18%      -0.41%    ---       ---      ---         ---

PRUDENTIAL-BACHE
 OPTIMAX FUTURES
 FUND L.P. - B          -9.90%       -20.26%
 (PBOFF)                1/92        8/93-2/95    7.59%      -1.59%    ---       ---      ---         ---

PRUDENTIAL SECURITIES
 OPTIMAX FUTURES
 FUND 2, L.P.
 - OPTIMAX 2 [g]        -9.08%       -16.58%
 (PBOFF2)               4/98        8/97-5/98    ---        ---       -3.67%   -9.97%    ---         ---

PRUDENTIAL SECURITIES
 OPTIMAX FUTURES
 FUND 2, L.P.           -5.82%       -13.53%
 - A (PBOFF2)           4/98        9/93-1/95    13.93%     3.88*     -0.86%   ---       ---         ---

PRUDENTIAL SECURITIES
 OPTIMAX FUTURES
 FUND 2, L.P.           -5.82%       -20.94%
 - B (PBOFF2)           9/93        6/95-7/96    18.44%     5.24%     0.68%    ---       ---         ---

PRUDENTIAL SECURITIES
 FINANCIAL FUTURES
 FUND L.P.              -8.39%       -40.23%
 [e] (PSFNF)            11/94       8/93-1/95    -2.05%     ---       ---      ---      ---          ---

PRUDENTIAL SECURITIES
 FOREIGN FINANCIALS
 FUND L.P.              -17.68%      -25.96%
 [i] (PSFFF)            9/93        9/93-1/94    20.38%     6.65%     -1.35%   36.68%   -11.00%      ---

PRUDENTIAL SECURITIES
 AGGRESSIVE GROWTH
 FUND L.P.              -9.71%%      -32.68%
 (m) (PSAGF)            9/93        8/93-1/94    29.51%     7.89%     -2.31%   13.11%   -17.54%      ---

DIVERSIFIED FUTURES     -9.38%       -32.68%
 TRUST I (DFT)          11/98       8/93-1/95    42.65%     23.49%    8.82%    4.80%    -13.48%     -18.62%

SIGNET PARTNERS         -6.37%       -22.36%
 II, LP [f] (SPLP2)     8/97        7/99-3/00     ---       9.70%     6.10%    -0.70%    ---         ---

PRUDENTIAL SECURITIES
 STRATEGIC TRUST        -15.84%      -8.41%
[h] (PRUST)             4/98        8/97-7/98     ---       3.47%     -0.49%   20.25%   3.35%       -34.22%

PRUDENTIAL-BACHE
 INTERNATIONAL FUTURES
 FUND A PLC [j, p]      -21.94%      -36.87%
 (PBIFA)                2/00        3/99-3/00     ---        12.30%   -0.36%   34.14%   3.33%       -42.62%

PRUDENTIAL-BACHE
 INTERNATIONAL FUTURES  -9.30%       -28.59%
 FUND C PLC [j] (PBIFC) 2/99        1/99-3/00     ---        22.70%  -3.59%    35.42%   -18.91%     -29.18%

PRUDENTIAL-BACHE
 INTERNATIONAL FUTURES
 FUND B PLC             -9.10%       -34.63%
 [j] (PBIFB)            10/99       7/99-3/00     ---        28.50%  13.77%    3.49%    -21.61%     -20.57%

PRUDENTIAL-BACHE
 INTERNATIONAL
 FUTURES FUND D PLC     -10.22%      -25.98%
 [j] (PBIFD)            2/00        3/99-3/00     ---        -1.10%  14.36%    23.87%   -2.00%      -22.07%

PRUDENTIAL-BACHE
 INTERNATIONAL
 FUTURES FUND E PLC     -9.41%       -27.76%
 [j] (PBIFE)            8/97        10/98-10/99   ---         ---    2.20%     12.23%   -17.26%     -20.55%

PRUDENTIAL-BACHE
 INTERNATIONAL
 FUTURES FUND F PLC     -9.58%        -20.60%
 [j] (PBIFF)            10/97       10/98-10/99   ---         ---    -4.60%    47.90%   -6.38%      -16.73%

DIVERSIFIED FUTURES     -10.48&       -24.12%
 TRUST II (DFTII)       10/99       7/99-3/00     ---         ---    6.26%     6.82%    -17.76%     -20.32%

DEVONSHIRE MULTI-
 STRATEGY FUND          -3.88%        -8.55%
 [j, k] (DEVON)         4/98        4/98-8/98     ---         ---     ---      -7.70%   -1.19%        ---

GLOBAL EQUILIBRIUM      -8.10%        -8.10%
 FUND [j] (GEF)         1/00           1/00       ---         ---     ---      ---      3.80%        1.35%

WORLD MONITOR
 TRUST - SERIES A       -8.41%        -35.90%
 (WMTA)                 3/00        5/99-3/00     ---         ---     ---      -1.69%   -21.42%      -13.79%

WORLD MONITOR
 TRUST - SERIES         -8.01%        -23.66%
 D (WMTD)               8/00        6/00-10/00    ---         ---     ---      ---        ---        -19.74%

WORLD MONITOR
 TRUST - SERIES         -5.59%       -11.15%
 E (WMTE)               6/00        4/00-7/00     ---         ---     ---      ---        ---        -5.27%

WORLD MONITOR
 TRUST - SERIES F       -3.38%       -3.89%
 (WMTF)                 9/00        3/00-9/00     ---         ---     ---      ---        ---        -1.29%

                                       28

Key to type of pool
1    Principal-protected pool currently
1a   Principal-protected pool initially, but not currently
2    Privately offered pool
3    Publicly offered pool
4    Open ended pool
5    Closed ended pool
5a   Initially open ended, currently closed ended
6    Single advisor pool
7    More than one advisor
8    Non-principal protected pool
9    CPO is Prudential Securities Futures Management Inc.
10   CPO is Seaport Futures Management, Inc.
11 Following the expiration of the principal-protected feature of the A Units on March 31, 1996, the A & B
     Units merged into OptiMax Units on April 1, 1996
12 Following the expiration of the principal-protected feature of the A Units on March 31, 1997, the A & B
     Units merged into OptiMax 2 Units on April 1, 1997
13   Offshore pool offered to Non-U.S. persons authorized
     and supervised by the Central Bank of Ireland
14   Offshore fund-of-funds offered to Non-U.S. persons.
15 Offshore fund offered to non-U.S. persons trading in both securities and commodities.

[a]  All performance is presented as of October  31, 2000
[b] "Worst monthly percent draw-down" means greatest percentage decline in net asset value due to losses sustained by a pool, account, or other trading program from the beginning to the end of a calendar month
[c] "Worst peak to valley draw-down" means greatest cumulative percentage decline in month-end net asset value due to losses sustained by a pool, account or other trading program during a period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value. "Draw-down" means losses experienced by the pool over a specified period.
[d]  Liquidated February 1995
[e]  Liquidated December 1995
[f]  Liquidated April 1998
[g]  Liquidated May 1998
[h]  Name change from Willowbridge Strategic Trust to
     Prudential Securities Strategic Trust during August 1998
[i]  Liquidated March 1999.
[j] These are non-U.S. investment funds, which are available only to non-U.S. residents. They are organized as investment companies incorporated in non-U.S. jurisdictions. Eligibility notices under CFTC Rule 4.7 have been filed in connection with these funds.
[k]  Liquidated May 1999.
[l] Rate of return is calculated each week by dividing net performance by beginning equity. The weekly returns are then compounded to arrive at the rate of return for the month, which is in turn compounded to arrive at the annual rate of return.
[m]  Liquidated October 1999
[n]  Liquidated April 2000
[o]  Liquidated July 2000
[p]  Liquidated September 2000

         NOTES TO PERFORMANCE TABLE CONTINUED ON FOLLOWING PAGE
    PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULT

Notes To Capsule D Continued:

(1)     Management Fees, Incentive Fees, And Brokerage Commissions

Name of Fund   Management Fee    Incentive Fee   Brokerage Commission
PBFG           2%                18%             9%
PBDFF          4                 15              8 (1)
PBCRFF         2 (9)             20 (9)          8
PBCRFF2        2-4               15-20           8 (2)
PBCRFF3        2                 17              7.5 (plus transaction costs)
PBOFF          2-3               17-23           8 (plus transaction costs)
PBOFF2         2-3               15-20           8 (plus transaction costs)
PSFNF          1.9-3             20              (3)
PSFFF          1.9               20              (4)
PSAGF          2                 15-23           8 (plus transaction costs)
DFT            2 (9)             20 (9)          7.75
DFTII          2 (9)             20 (9)          6.75
SPLP2          2.5               20              $10 per round-turn
PBIFA          3                 20              5.75 (plus transaction costs)
PBIFB          2 (9)             20 (9)          5.75 (plus transaction costs)
PBIFC          2                 20              5.75 (plus transaction costs)
PBIFD          2                 20              5.75 (plus transaction costs)
PBIFE          2                 20              5.75 (plus transaction costs)
PSIFF          2                 25              5.75 (plus transaction costs)
PRUST          .9756-3           20              7.5 (5)
DEVON          1 (6)             3.75 (6)        (6)
GEF            2                 20(7)           (8)
WMTA           2                 23              7.75
WMTD           1.25              22              6% (plus transaction costs)
WMTE           2                 22              6% (plus transaction costs)
WMTF           2                 22              6% (plus transaction costs)

(1)     Decreased from 9% to 8% during August 1998.
(2)     Decreased from 8.5% to 8% during August 1998.
(3) Prior to April 1, 1994, PSFNF was charged on a per transaction basis at the rate of $35 per round-turn. From April 1, 1994 until its liquidation in December 1995, PSFNF was charged a flat annual
        8% brokerage fee.
(4) Prior to April 1, 1994, PSFFF was charged on a per transaction basis at the rate of $35 per round-turn. From April 1, 1994 through July 25, 1997,
        PSFFF was charged a flat annual 8% fee, plus general and administrative costs. From July 26, 1997 until its liquidation in March 1999, PSFFF was charged a flat annual 8.8% fee.
(5)     Decreased from 7.75% to 7.5% during September 1998.
(6)     DEVON only invested in other funds.
        Accordingly, it did not have a direct brokerage commission expense. However, as an investor in other funds, DEVON paid its pro rata share of management and incentive fees and brokerage commissions paid by those funds. The management and incentive fees shown in this chart only represent the fees paid directly to the managing owner and do not reflect DEVON's pro rata portion of the management and incentive fees in the funds in which it invested.
(7) Incentive fees applicable only to one of GEF's two advisors.
(8) Flat fee equal to 2.25% (plus transaction costs).
(9) Management Fee decreased from 4% to 2% and incentive fee increased from 15% to 20%, in each case during October 2000.

(2) Rate of return is calculated each week by dividing net performance by beginning equity. The weekly returns are then compounded to arrive at the rate of return for the month, which is in turn compounded to arrive at the annual rate of return.

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

                    FEES AND EXPENSES

Incentive Fee

The following replaces the first three paragraphs under this heading on page 81 of the prospectus.

Each series pays its trading advisor an incentive fee on any new high net trading profits generated by it, including realized and unrealized gains and losses thereon as of the last Friday of each calendar quarter (these Fridays are referred to as the incentive measurement dates) as follows:

--Series B - 20%
--Series C - 20%

The incentive fee accrues weekly, but is payable quarterly.

New high net trading profits (for purposes of calculating the advisor's incentive fee only) are computed as of the incentive measurement date and include such profits (as outlined below) since the incentive measurement date of the most recent preceding quarter for which an incentive fee was earned (or, with respect to the first incentive fee, as of the commencement of operations) (this period is referred to as the incentive measurement period). New high net trading profits for any incentive measurement period are the net profits, if any, from a series' trading during such period (including (i) realized trading profit
(loss) plus or minus (ii) the change in unrealized trading profit (loss) on open positions), and are calculated after the determination of a series fixed brokerage fee and the Advisor's Management Fee, but before deduction of any incentive fees payable during the incentive measurement period. New high net trading profits do not include interest earned or credited on a series assets and are adjusted (either increased or decreased, as the case may be) to reflect extraordinary expenses (e.g., litigation, costs or damages) paid during an incentive measurement period. For purposes of calculating the incentive fee applicable to Series C, Northfield Trading has agreed to assume losses of $3,557,091 incurred by Series C under the prior trading advisor. As a result, Series C will have to recoup such losses before Northfield Trading receives an incentive fee.

                       SUMMARY OF AGREEMENTS

Brokerage Agreement

The following is inserted after the third paragraph under this heading on page 85 of the prospectus.

Notwithstanding the foregoing, the managing owner has agreed to allow Northfield Trading to use executing brokers other than Prudential
Securities. Pursuant to the Advisory Agreement with Northfield Trading, the managing owner and Northfield Trading have agreed upon a list of executing brokers which Northfield Trading may use, and the fees which such brokers will charge for various trades which they execute.
These executing brokers will give-up all transactions which they execute for Series C to Prudential Securities.

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